EXHIBIT 23.2

CONSENT OF INDEPENDENT
PUBLIC ACCOUNTANTS


     As independent public accountants, we hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated February 18, 1997 included in the Annual Report on Form 10-KSB of The ForeFront Group, Inc. for the year ended December 31, 1996 and to all references to our firm included in this Registration Statement.



/s/ Arthur Andersen LLP

Houston, Texas
August 14, 1997